Exhibit 99.1

Litton Loan Servicing LP Company Logo Here
An affiliate of C-BASS

4828 Loop Central Drive
Telephone (713) 960-9676
Houston, Texas 77081
Fax (713) 960-0539

March 10, 2005

GC04F1
Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, CA 92705-4934

RE: Fremont Home Loan Trust 2004-1, Asset-Backed Certificates, Series 2004-1

To Whom It May Concern:

The undersigning officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2004.

Sincerely,

By: /s/ : Janice McClure
Janice McClure
Senior Vice President

By: /s/ : Ann Kelley
Ann Kelley
Secretary